Exhibit 99.1

NEWS RELEASE

Media Contacts:
Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Balet
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com
Build.com Cory Iler cory.iler@build.com

ALLIANCE DATA TO LAUNCH NEW PRIVATE LABEL CREDIT CARD PROGRAM FOR
BUILD.COM, LARGEST ONLINE-ONLY HOME IMPROVEMENT RETAILER

•	New private label card program to use data-driven insights to increase customer engagement and drive incremental sales
•	Personalized marketing and promotions will give customers more incentives to shop Build.com

PLANO, TX – Nov. 9, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and business credit card programs, has signed a new agreement for private label credit card services for Build.com (www.build.com), the largest online-only home improvement retailer in the U.S.

Founded in 2000 and based in Chico, Calif., Build.com offers home improvement products shipped quickly from warehouses throughout the country, and operates 18 retail websites, including Build.com, FaucetDirect.com, LightingDirect.com, Handlesets.com, and CompactAppliance.com, across a variety of home improvement categories. Build.com has rapidly grown into a billion dollar retailer, and expects this rapid growth to continue.

Alliance Data will develop and launch a tailored card program for Build.com, featuring one credit card that can be used for purchases across all 18 websites. The customized credit-based value proposition will be designed to motivate and reward Build.com's growing base of customers. Alliance Data will also create and implement a full suite of data-driven marketing services for the card program, designed to increase brand loyalty and drive top-line sales.

Alliance Data's expanding portfolio of brand partners in the home improvement space continues to increase with the growth of the industry. According to the Home Improvement Research Institute, the $248 billion consumer segment of the home improvement market grew nearly 6 percent last year compared to the previous year1.

"We're all about the customer experience, and we believe this new credit program will give our shoppers another reason to buy everything they need for their home from Build.com," said Brianna Walling Burwell, the company's VP of Finance. "We know the credit card program will reflect all that our brands stand for, and we are confident it will drive sales and strengthen the relationships we have with our customers."

"This new partnership drives home our commitment and proven track record of delivering customized, rewards-driven card programs to dynamic brands, and we are so excited to work with Build.com," said Melisa Miller, president of Alliance Data's card services business. "This important partner program further extends our reach within the home improvement vertical, and really speaks to the growth of the category. We know that customers choose to shop online for anything and everything for the home, and they want to get it through a quick and easy shopping experience, from device to doorstep."

About Build.com
Based in Chico, Calif., Build.com is the largest online-only home improvement retailer and maintains an extensive network of specialty sites. Build.com brings together personalized customer service with the convenience of online shopping and an endless selection of quality products for the entire home. Free, live Home Improvement Experts provide start-to-finish guidance in plumbing, lighting, door hardware, ventilation, appliances and more to help make every project a success. A trusted partner for professionals and consumers alike, Build.com takes the guesswork out of home improvement. For more information, visit www.build.com.

About Alliance Data's card services business
Alliance Data's card services business is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and their cardmembers. We offer private label, co-brand, and business card products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data's card services business is a proud part of the Alliance Data enterprise. To learn more, visit www.KnowMoreSellMore.com or follow us on Twitter @Know_SellMore.

1 https://www.hiri.org/news/334015/Home-Improvement-Market-Expects-Growth-of-5.9-in-2016.htm

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas,
Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

# # #